[LATHAM & WATKINS LLP LETTERHEAD]

February 5, 2003

Exhibit 5.1

TiVo Inc.

2160 Gold Street

Alviso, California 95002

Re:	Registration Statement on Form S-3; 375,216 shares of common stock, par value $.001 per share

Ladies and Gentlemen:

In connection with the registration of the resale of 375,216 shares of common stock of the Company, par value $0.01 per share (the “Shares”), under the Securities Act of 1933, as amended (the “Act”), by TiVo Inc., a Delaware corporation (the “Company”) on Form S–3 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

February 5, 2003

LATHAM & WATKINS LLP

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.”

Truly yours,

/s/ LATHAM & WATKINS LLP